ENGAGEMENT AGREEMENT CONSULTING SERVICES

This Consulting Agreement (this “Agreement”) dated as of August 18, 2015 (the “Effective Date”), is by and between ANDES 4 Inc., (TBC[1]: CAT9 Group Inc.) a Delaware corporation, with offices at Chongqing BaNa District, YuDong YingDan Plaza 63-3, Chongqing, China 401320 (the “Client”) and Tech Associates Inc (the “Consultant”) with offices at 75 Broadway Street, Suite 202, San Francisco, CA 94111.

RECITALS

A. The Client desires to retain the Consultant for the term set forth in this Agreement to assure itself of the services of the Consultant, and the Consultant is willing to be retained by the Client for the term on the terms and conditions set forth below.

B. The Consultant desires to provide the services under this Agreement and represents that it is qualified to perform such services[2].

NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements hereinafter set forth, the parties agree as follows:

1. Retention of the Consultant. Subject to the terms and conditions set forth in this Agreement, the Client hereby retains the Consultant to perform the services set forth in this Agreement, and the Consultant accepts this retention on the terms and conditions set forth in this Agreement.

2. Term. The term of this Agreement shall commence on the Effective Date with an initial term of 6 months, and thereafter on an ongoing open-ended basis. Either party shall have the ability to terminate the Agreement after the initial 6 months with a notice provided in writing within 15 days prior to termination. If the Consultant is terminated anytime before the end of the initial 6 month term, and unless terminated by means of negative causation or proven misconduct by the Consultant, the Consultant’s fees shall be accelerated for the initial 6 months and paid in full. If a non-curable due diligence issue arises from either party, then both parties shall have the right to terminate the Agreement, if in the case of the Client, it would not be liable to pay additional compensation beyond the period that performance on the Agreement had been provided by the Consultant, or if in the case of the Consultant, it would not be obligated to continue performance on this Agreement effective as of the date of termination.

3. Scope of Work. The services to be performed by the Consultant under this Agreement (the “Going Public” strategy) shall consist of the following: (a) General consulting work, corporate business analysis, drafting of the Client's Asset Assignments, Agreements, PPM, Super 8-K, 10-Q, 10-K, 8-K, and Form S-1, additionally, to help answer SEC (Securities and Exchange Commission) comments that may arise from the SEC; coordinating auditor changes, corporate identity, implementing and collaborating with the Client to fulfill its goal to become a publicly-traded entity on OTC BB (Over-the-Counter Bulletin Board) (b) Introduction to legal counsel, Edgar/XBRL filing service, auditors, accountants, 15c211 sponsors, a market maker, DTC eligibility (c) Assist in coordination with management in presentations (d) Evaluation of various financing procedures (e) Participation on calls with management, general business reviews. (f) All of these third party groups named in line (b) are independent of the Consultant and all expenses incurred by these third party groups will be paid for by the Client. (g) Any additional work and expenses that are necessary to fulfill the Consultant's performance, such as fees, charges, and supporting issues will also be paid by the client. Additionally, the Client has been given notice by the Consultant through this Agreement that the Consultant is not a licensed attorney and that certain items such as a legal letter must be obtained by a securities attorney prior to submitting on Form S-1, as required by the US Securities and Exchange Commission. Furthermore, that the Client may not fully rely on Consultant for legal advice with respect to its "going public" strategy. All work performed is being performed on a "best efforts" basis and that no guarantees or warranties are given or expressed within this Agreement.

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4. Compensation, Payment and Timing. In consideration of the Work, the Client shall compensate Consultant as follows: Compensation for the Work shall be: $2,000 USD (Two Thousand Dollars) per month to be paid by wire transfer by the first day of each month.

5. Independent Contractor. The Consultant agrees to perform his services hereunder as an independent contractor and not as an employee of the Client, its subsidiaries or affiliates.

6. Modifications. No amendment or modification to this Agreement shall be effective unless made in writing.

7. Assignment. This Agreement and all of the Consultant’s rights, duties and obligations under this Agreement are personal in nature and shall not be subcontracted, assigned, delegated or otherwise disposed of by the Consultant without the prior written consent of the Client.

8. Notice. All notices required under this Agreement shall be deemed given when sent by overnight courier or registered or certified mail, or when sent by telecopy, telegraph or other graphic, electronic means and confirmed by overnight courier or registered or certified mail addressed to the address set forth in the preamble to this Agreement. Either party shall have the right to change the address or name of the person to whom such notices are to be delivered by notice to the other party.

9. Law and Venue. This Agreement shall be governed in all respects by and construed in accordance with the laws of the State of California without regard to conflicts of law provisions. Any litigation between the parties shall be conducted in the state or federal courts of the State of California.

10. Governing Law. This Agreement shall be interpreted and governed in accordance with the law of the State of California. In the event that litigation results or arise out of this Agreement or the performance thereof, the parties agree that the prevailing party is entitled to reimbursement by the non-prevailing party of reasonable attorney’s fee, costs, expenses, in addition to any other relief to which the prevailing party may be entitled.

11. Headings. The headings in this Agreement are provided for convenience of reference only and shall not affect the construction of the text of this Agreement.

12. Non-Waiver. No waiver of any provision of this Agreement shall be deemed to be nor shall constitute a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver.

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13. Cumulative Remedies. All rights and remedies of the parties under this Agreement shall be cumulative, and the exercise of any one right or remedy shall not bar the exercise of any other right or remedy.

14. Severability. If any provision of this Agreement shall be held or deemed to be invalid, inoperative or unenforceable, such circumstances shall not affect the validity of any other provision of this Agreement.

15. Survival. The obligations of the parties hereunder which by their nature survive the termination of this Agreement and/or the completion of the Work hereunder, shall survive and inure to the benefit of the parties. Those provisions of this Agreement which provide for the limitation of or protection against liability shall apply to the full extent permitted by law and shall survive termination of this Agreement and/or completion of the Work.

16. Complete Agreement. This Agreement constitutes the entire and final agreement and supersedes all prior and contemporaneous agreements, representations, warranties and understandings of the parties, whether oral, written or implied with respect to the subject matter hereof. The inclusion of this provision has been a material inducement for each of the parties to enter into this Agreement.

17. Publicity. The Consultant shall not make any public disclosures regarding the Client, its subsidiaries or affiliates or the project for which he is performing the Work without the prior approval of the Client, or unless compelled by law or by rules of the U.S. Securities and Exchange Commission, (the "SEC").

The parties have executed this Agreement effective as of the day and year first above written.

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ANDES 4 Inc. (TBC: CAT9 Group Inc.) (Client)

By: /s/ Wenfa “Simon” Sun

Wenfa “Simon” Sun

President, Chief Executive Officer, and Chairman of the Board of Directors

By: /s/ MeiHong “Sanya” Qian

MeiHong “Sanya” Qian

Chief Financial Officer, Secretary

Tech Associates Inc. (Consultant)

By:_/s/ Richard Chiang

Richard Chiang

President & Managing Member

[1] TBC = To be confirmed

[2] Additionally, the Client has been given notice by the Consultant through this Agreement that the Consultant is not a licensed attorney and that certain items such as a legal letter must be obtained by a securities attorney prior to submitting on Form S-1, as required by the US Securities and Exchange Commission. Furthermore, that the Client may not fully rely on Consultant for legal advice with respect to its "going public" strategy.

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